As filed with the Securities and Exchange Commission on December 11, 2000
                                                    Registration No 333-______
------------------------------------------------------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                              CENDANT CORPORATION
            (exact name of registrant as specified in its charter)


            06-0918165                                  DELAWARE
(I.R.S. Employer Identification Number)     (State or other Jurisdiction
                                           of Incorporation or Organization)

                             9 WEST 57TH STREET
                             NEW YORK, NY 10019
                               (212) 413-1800
                            FAX: (212) 413-1922

            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)

                           JAMES E. BUCKMAN, ESQ.
                     VICE CHAIRMAN AND GENERAL COUNSEL
                            CENDANT CORPORATION
                             9 WEST 57TH STREET
                             NEW YORK, NY 10019
                               (212) 413-1800
                            FAX: (212) 413-1923

          (Name, address, including zip code, and telephone number
                 including area code, of agent for service)
                                   ------

                                 Copies to:

             VINCENT J. PISANO, ESQ.                   ERIC J. BOCK, ESQ.
    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP         SENIOR VICE PRESIDENT,
                 4 TIMES SQUARE                         LAW AND SECRETARY
            NEW YORK, NEW YORK 10036                   CENDANT CORPORATION
                 (212) 735-3000                        9 WEST 57TH STREET
               FAX: (212) 735-2000                     NEW YORK, NY 10019
                                                         (212) 413-1800
                                                       FAX: (212) 413-1922

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                      CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
   TITLE OF        AMOUNT TO   PROPOSED MAXIMUM   PROPOSED         AMOUNT OF
  SECURITIES     BE REGISTERED  OFFERING PRICE     MAXIMUM       REGISTRATION
TO BE REGISTERED                PER SECURITY(1)   AGGREGATE           FEE
                                                                   OFFERING
                                                                    PRICE
-------------------------------------------------------------------------------
CD Common Stock,   2,346,515       $9.3125       $21,851,921        $5,769
$0.01 par value
-------------------------------------------------------------------------------
(1) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low prices for the common stock, as reported on the New York Stock Exchange on December 6, 2000.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.





               SUBJECT TO COMPLETION, DATED DECEMBER 11, 2000

                                 PROSPECTUS

                              2,346,515 SHARES

                            CENDANT CORPORATION

                              CD COMMON STOCK


      This prospectus relates to the sale by a selling stockholder, including its transferees, donees, pledgees or successors, of up to 2,346,515 shares of Cendant CD common stock.

      The shares are being registered to permit the selling stockholder to sell the shares from time to time in the public market. The selling stockholder may sell the shares thorough ordinary brokerage transactions or through any other means described in the section "Plan of Distribution." We cannot assure you that the selling stockholder will sell all or a portion of our CD common stock offered under this prospectus.

      For a description of our CD common stock, please refer to the description of common stock in "Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock" in our Proxy Statement, dated February 10, 2000, which is incorporated herein by reference.

      Our CD common stock is listed on the New York Stock Exchange under the trading symbol "CD." The last reported sale price of our CD common stock on the NYSE on December 8, 2000 was $9.3125.



      INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ______, 2000

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.




                             TABLE OF CONTENTS

                                                                          Page

ABOUT THIS PROSPECTUS........................................................3
FORWARD-LOOKING INFORMATION..................................................3
RISK FACTORS.................................................................4
THE COMPANY..................................................................5
DIVIDEND POLICY..............................................................8
USE OF PROCEEDS..............................................................8
SELLING STOCKHOLDER..........................................................8
PLAN OF DISTRIBUTION........................................................10
LEGAL OPINIONS..............................................................11
EXPERTS.....................................................................12
WHERE YOU CAN FIND MORE INFORMATION.........................................12

                                     2

                           ABOUT THIS PROSPECTUS

      This prospectus relates to the sale by a selling stockholder of up to 2,346,515 shares of our CD common stock. The selling stockholder may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholder may offer. Each time the selling stockholder sells shares of our CD common stock, a prospectus supplement will be provided that will contain specific information about the terms of that offering to the extent required. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the heading "Where You Can Find More Information."

                        FORWARD-LOOKING INFORMATION

      Some of the matters discussed in this prospectus and in the documents incorporated by reference contain forward-looking statements within the meaning of the securities laws. Forward- looking statements include terms such as "may," "will," "expect," "believe," "plan" and other similar terms. We caution that, while we believe those statements to be based on reasonable assumptions and make those statements in good faith, there can be no assurance that the actual results will not differ materially from these assumptions or that the expectations provided in the forward-looking statements derived from these assumptions will be realized.

      You should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to:

     o the resolution or outcome of the unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

     o      uncertainty as to our future profitability;

     o our ability to develop and implement operational and financial systems to manage rapidly growing operations;

     o competition in our existing and potential future lines of business;

     o our ability to integrate and operate successfully acquired and merged businesses and the risks associated with such businesses, including the acquisitions of Avis Group Holdings, Inc. and Fairfield Communities, Inc.;

     o uncertainty relating to the timing and impact of the proposed disposition of certain businesses within the Move.com Group and

                                     3

            Welcome Wagon International, Inc. and the spin-off of our individual membership segment and loyalty business;

     o our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements; and

     o the effect of changes in current interest rates, particularly on our mortgage and real estate franchise segments.


                                RISK FACTORS

      Investing in our common stock involves risks. You should carefully consider the following discussion of risks as well as other information contained in this prospectus and any accompanying prospectus supplement.

DISCOVERY OF ACCOUNTING IRREGULARITIES AND RELATED LITIGATION AND GOVERNMENTAL INVESTIGATIONS

      Cendant was created in December 1997, through the merger of HFS Incorporated ("HFS") into CUC International ("CUC") with CUC surviving and changing its name to Cendant Corporation. On April 15, 1998, Cendant announced that in the course of transferring responsibility for Cendant's accounting functions from Cendant personnel associated with CUC prior to the merger to Cendant personnel associated with HFS before the merger and preparing for the reporting of first quarter 1998 financial results, Cendant discovered accounting irregularities in some of the CUC business units. As a result, Cendant, together with its counsel and assisted by auditors, immediately began an intensive investigation.

      As a result of the findings of the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and the six months ended June 30, 1998.

      Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, three lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitration proceedings have commenced in various courts and other forums against Cendant and other defendants by or on behalf of persons claiming to be stockholders of Cendant and persons claiming to have purchased or otherwise acquired securities or options issued by CUC or Cendant between May 1995 and August 1998.

      The Securities and Exchange Commission and the United States Attorney for the District of New Jersey are also conducting investigations relating to the matters referenced above. As a result of the findings from Cendant's internal investigations, Cendant made all adjustments considered necessary by Cendant, which are reflected in its previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by Cendant, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that Cendant had violated certain financial reporting provisions of the Securities Exchange Act of 1934 and ordered Cendant to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against Cendant.

                                     4

      On December 7, 1999, Cendant announced that it reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey, brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. Under the settlement agreement, Cendant would pay the class members approximately $2.85 billion in cash. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain persons who objected to various aspects of the settlement have appealed the District Court's orders approving the settlement, the plan of allocation of the settlement fund and awarding of attorneys' fees and expenses to counsel for the lead plaintiffs. No appeals challenging the fairness of the $2.85 billion settlement amount were filed. The U.S. Court of Appeals for the Third Circuit recently issued a briefing schedule for the appeals. No date for oral arguments of the appeals has been fixed. Accordingly, Cendant will not be required to fund the settlement amount of $2.85 billion for some time. However, as Cendant has previously stated in its public filings, the settlement agreement required Cendant to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000, which it has done.

      The settlement does not encompass all litigation asserting claims associated with the accounting irregularities. Cendant does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, Cendant does not believe that the impact of such unresolved proceedings should result in a material liability to Cendant in relation to its financial position or liquidity.

THE PRICE OF OUR CD COMMON STOCK IS SUBJECT TO POSSIBLE VOLATILITY

      The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our CD common stock.

                                THE COMPANY

      Cendant is one of the foremost providers of real estate, travel and direct marketing services in the world. We were created through the merger of HFS into CUC in December 1997 with the resultant corporation being renamed Cendant Corporation. We provide the fee-based services formerly provided by each of CUC and HFS, including travel services, real estate services and membership-based consumer services, to its customers throughout the world. From a financial reporting standpoint, we have separated our business into two groups, Move.com Group, our online relocation, real estate and home related products and services business, and Cendant Group, which includes the rest of our businesses and a retained interest in Move.com Group.

      We operate in four principal divisions: travel related services, real estate related services, direct marketing related services and other consumer and business services. Our businesses provide a wide range of complementary consumer and business services, which together represent eight business segments.

                                     5

      o The travel related service businesses facilitate vacation timeshare exchanges, and franchise car rental and hotel businesses.

      o The real estate related service businesses franchise real estate brokerage businesses, provide home buyers with mortgages, assist in employee relocation and provide consumers with relocation, real estate and home related products and services through our Move.com network of web sites.

      o The direct marketing related service businesses provide an array of value driven products and services.

      o Our other consumer and business services include our tax preparation services franchise, information technology services, car parks in the United Kingdom, financial products and other consumer-related services.

      As a franchisor of hotels, residential real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses to use our brand names. We do not own or operate hotels, real estate brokerage offices, car rental operations or tax preparation offices. Instead, we provide our franchisee customers with services designed to increase their revenue and profitability.

Recent Developments

Proposed Avis Acquisition. On November 13, 2000, we announced that we entered into a definitive agreement to acquire all of the outstanding shares of Avis Group Holdings, Inc. ("Avis") that are not currently owned by us at a price of $33.00 per share in cash. Approximately 26 million outstanding shares of Avis common stock, and options to purchase approximately 7.9 million additional shares, are not currently owned by us. Accordingly, the transaction is valued at approximately $937 million, inclusive of the net cash obligation related to Avis stock options expected to be cancelled prior to consummation. We anticipate that more than 50% of the purchase price will be financed from new borrowings available to us and to PHH Corporation ("PHH"), our wholly-owned subsidiary, and expect that the remaining amount will be provided either from available cash or from the issuance of CD common stock. However, the actual funding for the acquisition will be finalized before the closing of the transaction.

      The acquisition will be made by PHH. We currently expect that PHH will distribute the consumer car rental business to one of our subsidiaries not within PHH's ownership structure. After the acquisition and the distribution of the consumer car rental business, PHH will own and operate the Vehicle Management and Leasing business as well as the Wright Express fuel card business. The merger is conditioned upon, among other things, approval of a majority of the votes cast by Avis stockholders who are unaffiliated with us and also customary regulatory approvals. Although no assurances can be given, we expect the transaction to close in the first quarter of 2001.

                                     6

Proposed Fairfield Acquisition. On November 2, 2000, we announced that we entered into a definitive agreement to acquire all of the outstanding common stock of Fairfield Communities, Inc. ("Fairfield"), one of the largest vacation ownership companies in the United States, at $15 per share, or approximately $635 million in the aggregate. The final acquisition price may increase to a maximum of $16 per share depending on a formula based on the average trading price of CD common stock over a twenty trading day period prior to the date on which Fairfield stockholders meet to approve the acquisition. The consideration is payable in cash or CD common stock, or a combination of cash and CD common stock, at the holder's election. We are not required, however, to pay more than 50% of the consideration in cash and have the right to substitute cash for any shares of Fairfield common stock instead of issuing CD common stock. Under the merger agreement, we can cause Fairfield to transfer Fairfield's real estate development business ("DevCo.") to a third party or to effect a distribution of shares of common stock of DevCo. to the shareholders of Fairfield, in each case, prior to completion of the acquisition. On December 7, 2000, we delivered to Fairfield the proposed terms and forms of agreements proposed to be entered into by Fairfield in connection with the transfer of DevCo. to a third party. Consummation of the acquisition is subject to customary regulatory approvals. Although no assurance can be given, we expect to complete the acquisition in the first quarter of 2001. Homestore/Move.com Transaction. On October 27, 2000, we announced that we entered into a definitive agreement with Homestore.com, Inc., ("Homestore") to sell our Internet real estate portal, move.com, certain other businesses within our Move.com Group segment and Welcome Wagon International, Inc., (a subsidiary within our diversified services segment) in exchange for approximately 26 million shares of Homestore common stock valued at approximately $761 million. We intend on allocating a portion of the

Homestore common stock shares received to existing Move.com common stockholders and option holders. After such allocation, we expect to retain approximately 19 or 20 million shares of Homestore common stock. Consummation of the transaction is subject to certain customary closing conditions, including Hart Scott Rodino anti-trust approval. Although no assurances can be given, we expect to complete the transaction during the first quarter of 2001.

Proposed Membership Spin-Off. On October 25, 2000, we announced that we intend to distribute 100 percent of the stock of a new company incorporating our individual membership and loyalty business to our shareholders in a tax free distribution. We expect the process, which includes formation of the company, registration of its shares and distribution of the shares to shareholders, to be completed by mid 2001. As a result of the foregoing, our membership business has been classified as a discontinued operation.

      We continually explore and conduct discussions with regard to acquisitions and other strategic corporate transactions in our industries and in other franchise, franchisable or service businesses in addition to the transactions previously announced. As part of this regular on-going evaluation of acquisition opportunities, we currently are engaged in a number of separate, unrelated preliminary discussions concerning possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of CD common stock (which would increase the number of shares of CD common stock outstanding) or other of our securities, borrowings, or a combination thereof. Prior to consummating any such possible acquisition, we will need to, among other things, initiate

                                     7

and complete satisfactorily our due diligence investigations; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate Board of Directors, regulatory and other necessary consents and approvals; and, if necessary, secure financing. No assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. In the past, we have been involved in both relatively small acquisitions and acquisitions which have been significant.

      Our principal executive offices are located at 9 West 57th Street, New York, New York 10019 and our telephone number is (212) 413-1800.

                              DIVIDEND POLICY

      We have never paid a cash dividend on our capital stock. We do not anticipate paying cash dividends on our capital stock in the foreseeable future and intend to retain all earnings to finance the operations and expansion of our business and the repurchase of common stock and debt reduction. The payment of cash dividends in the future will depend on our earnings, financial condition and capital needs and on other factors deemed relevant by our board of directors at that time. For further information regarding our payment of dividends, see "Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock" in our Proxy Statement, dated February 10, 2000, which is incorporated herein by reference.

                              USE OF PROCEEDS

      We will not receive any of the proceeds of sales by the selling stockholder.

                            SELLING STOCKHOLDER

      The following table presents information with respect to the selling stockholder and the amount of shares of our CD common stock that it may offer under this prospectus. The term "selling stockholder" includes donors and pledgees selling securities received from a named selling stockholder after the date of this prospectus. The shares of CD common stock offered by this prospectus were originally sold by a subsidiary of ours in a private placement, exempt from the registration requirements of the Securities Act. Pursuant to the purchase agreement dated as of November 16, 2000, Liberty CNDT purchased 2,346,515 shares of CD common stock from Cendant Stock Corporation, a wholly owned subsidiary of ours, in exchange for the surrender of a warrant to purchase 28,956,000 shares of CD common stock, at an exercise price of $23.00 per share.

      Liberty CNDT is a wholly owned subsidiary of Liberty Media Corporation ("Liberty"). Pursuant to a stock purchase agreement entered into between Liberty and Cendant on December 15, 1999, Liberty has agreed to work with us to develop Internet and related opportunities associated with our travel, mortgage and real estate businesses. These efforts may include the creation of joint ventures among us, Liberty and others, as well as equity investments by either Liberty or us in businesses owned by the other. We and Liberty have also agreed in the stock purchase agreement to pursue opportunities in the cable industry which leverage our direct

                                     8

marketing resources and capabilities. We have further agreed to assist Liberty in creating a new venture that will seek to provide broadband video, voice and data services and content to hotels and their guests on a worldwide basis, for which we would receive an equity interest in the venture. Any cooperative efforts between Liberty and us in respect of the foregoing would require the prior agreement on the terms on which those efforts would be undertaken.

      Dr. John C. Malone, the Chairman and a director of Liberty, is a member of our Board of Directors.

      We have agreed to pay all expenses incurred in connection with the registration of the sale of the shares of CD common stock owned by Liberty CNDT, Inc. covered by this prospectus, other than brokerage commissions, underwriting discounts and commissions, transfer taxes and other out-of-pocket expenses incurred by Liberty CNDT, Inc in connection with the sale of these shares.

      Since the date that we received information from the selling stockholder, the selling stockholder identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the shares of CD common stock held by it in a transaction or series of transactions exempt from the Securities Act. Information regarding the selling stockholder may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

      The selling stockholder may from time to time offer and sell any or all of the securities under the prospectus. Because the selling stockholder is not obligated to sell the shares of CD common stock held by it, we cannot estimate the number of shares of CD common stock that the selling stockholder will beneficially own after this offering. Beneficial ownership is based upon 728,958,489 shares of CD common stock outstanding as of October 31, 2000 as reported in our Quarterly Report on Form 10-Q for the quarter ending September 30, 2000 dated November 14, 2000, which is incorporated herein by reference.



                   Number of Shares of                           Number of Shares of CD
Name of Selling    Common Stock Beneficially      Percentage of  Common Stock Covered by
Stockholder        Owned Prior to this Offering   Outstanding    this Prospectus
-----------------  ----------------------------   -----------    -----------------------
Liberty CNDT, Inc. 46,156,979                     6.33%          2,346,515


                                     9

                            PLAN OF DISTRIBUTION

      This prospectus, including any amendment or supplement, may be used in connection with sales of up to 2,346,515 shares of our CD common stock. The selling stockholder, or its pledgees, assignees, transferees or other successors in interest may offer its shares of CD common stock at various times in one or more of the following transactions:

     o      in exchange or the over-the-counter market transactions;
     o in private transactions other than exchange or over-the-counter market transactions;
     o      through short sales or put and call option transactions;
     o through underwriters, brokers or dealers (who may act as agent or principal);
     o      directly to one or more purchasers;
     o      through agents;
     o through distribution by the selling stockholder or its successor in interest to its members, partners or shareholders;
     o      in negotiated transactions;
     o      by pledge to secure debts and other obligations; or
     o      in a combination of such methods.

      The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      The selling stockholder also may resell all or a portion of its CD common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

      The selling stockholder may use underwriters, brokers, dealers or agents to sell its shares. Any underwriters, brokers, dealers or agent may receive compensations in the form of discounts, concessions or commissions from the selling stockholder, the purchaser or such other persons who may be effecting sales hereunder (which discounts, concessions or commissions as to particular underwriters, brokers dealers or agents may be in excess of those customary in the type of transactions involved). Underwriters may sell the shares of CD common stock to or though dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholder or other persons effecting sales hereunder, and any such underwriters, brokers, dealers and agents may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts or commissions they receive and any profit on the sale of the common stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Some sales may involve shares in which the selling stockholder has granted security interests and which are being sold because of foreclosure of those security interests. At the time a particular offering of shares is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholder and the terms of the offering, including the names of the underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from

                                    10

the selling stockholder, and any discounts, concessions or commissions allowed or re- allowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

      The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the shares of common stock offered hereby, which shares such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholder may offer and sell shares of CD common stock other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

      Under the securities laws of certain states, the securities offered by this prospectus may be sold in those states only through registered or licenced brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. In connection with any resales by the selling stockholder, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

       Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to those shares. Each selling stockholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by the selling stockholder pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

      We may suspend the use of this prospectus by the selling stockholder under certain circumstances.

      Any common stock sold by a selling stockholder pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance.

                               LEGAL OPINIONS

      The validity of the shares of CD common stock offered hereby will be passed on for us by Eric J. Bock, Esq., Senior Vice President, Law and Secretary of Cendant. Mr. Bock holds shares of CD common stock and options to acquire shares of CD common stock.

                                    11

                                  EXPERTS

      The consolidated financial statements of Cendant Corporation and our subsidiaries ("Cendant") as of December 31, 1999 and 1998 and for the three years ended December 31, 1999, incorporated in this prospectus by reference from our Current Report on Form 8-K dated November 28, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the method of recognizing revenue and membership solicitation costs as described in Note 1 and the presentation of the individual membership segment as a discontinued operation as described in Notes 1 and 4), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the commission are available to the public over the Internet at the commission's web site at http:www.sec.gov. You may also read and copy any document we file at the commission at the public reference rooms of the commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the commission at 1-800-SEC-0330 for further information on the public reference rooms.

      The commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

     o Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 1, 2000 (excluding Items 6, 7 and 8)

     o Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 14, 2000

     o Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on July 28, 2000

     o Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000, filed on July 28, 2000

     o      Current Report on Form 8-K dated October 23, 2000

     o      Current Report on Form 8-K dated October 26, 2000

                                    12

     o Current Report on Form 8-K dated October 26, 2000, filed on November 3, 2000

     o Current Report on Form 8-K dated November 17, 2000, filed on November 20, 2000

     o Current Report on Form 8-K dated November 28, 2000, filed on November 29, 2000 (which includes our restated consolidated financial statements at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999)

     o The description of our common stock contained in the Proxy Statement dated February 10, 2000, filed on March 28, 2000

      You may request a copy of these filings at no cost, by writing or telephoning us at the following:

                   Investor Relations
                   Cendant Corporation
                   9 West 57th Street
                   New York, NY 10019
                   Telephone: (212) 413-1800



      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                    13

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission
Registration Fee..........................$  5,769
*Accounting Fees and Expenses.............$100,000
*Legal Fees and Expenses..................$100,000
*Miscellaneous............................$200,000
                                           -------
Total Expenses............................$405,769
------------
* Estimated for purposes of completing the information required pursuant to this Item 14.


      The Company will pay all fees and expenses associated with filing the Registration Statement.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial

                                   II-1

approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

      Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

      The Registrant's By-Laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to full extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

      As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

      Cendant Corporation maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   Exhibits


EXHIBIT NO.                         DESCRIPTION

      3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q/A for the period March 31, 2000, dated July 28, 2000).

      3.2       Amended and Restated By-Laws of the Registrant
                (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-Q/A for the Quarterly period ended March 31, 2000 dated July 28, 2000).

      4.1 Form of Certificate for the Company's common stock, par value $.01 per share. (Incorporated by reference to Exhibit
                4.1 to the Company's Form S- 3 Registration Statement No. 333-45227)

                                    II-2

      5.1 Opinion of Eric J. Bock, Esq. regarding the legality of the securities being registered by the Company hereby.*

     10.1 Purchase Agreement dated as of November 16, 2000 by and among Cendant Corporation, Cendant Stock Corporation and Liberty CNDT, Inc.*

     23.1 Consent of Deloitte & Touche LLP related to the financial statements of Cendant Corporation.*

     23.2 Consent of Deloitte & Touche LLP related to the financial statements of Avis Group Holdings, Inc.*

     23.3       Consent of Attorney (see Exhibit 5.1).*

     24.1       Power of Attorney (included on signature page).

----------------------
* Filed herewith.

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (a)(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided that

                                   II-3

                  paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to
            Section 13(a) or 15(d) of the Securities Exchange act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   II-4

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Cendant Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 7, 2000.

                           CENDANT CORPORATION




                           By:  /s/ James E. Buckman
                              ------------------------------------------
                              James E. Buckman
                              Vice Chairman
                              General Counsel and Director


      Each person whose signature appears below hereby constitutes and appoints James E. Buckman and Eric J. Bock, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place, and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the securities act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




            SIGNATURE                      TITLE                    DATE
---------------------------------  -----------------------   ------------------

   /s/ Henry R. Silverman                                      December 7, 2000
---------------------------------
      (Henry R. Silverman)         Chairman of the Board,
                                   President, Chief Executive
                                   Officer and Director

                                   II-5

      /s/ James E. Buckman                                     December 7, 2000
---------------------------------
       (James E. Buckman)          Vice Chairman, General
                                   Counsel and Director

      /s/ Stephen P. Holmes                                    December 7, 2000
---------------------------------
       (Stephen P. Holmes)         Vice Chairman and Director

      /s/ David M. Johnson                                     December 7, 2000
---------------------------------
       (David M. Johnson)          Senior Executive Vice
                                   President and Controller
                                  (Principal Financial Officer)

      /s/ John McClain                                         December 7, 2000
---------------------------------
         (John McClain)            Senior Vice President and
                                   Controller (Principal
                                   Accounting Officer)

      /s/ Myra J. Biblowit                                     December 7, 2000
---------------------------------
       (Myra J. Biblowit)          Director

      /s/ Dr. John C. Malone                                   December 7, 2000
---------------------------------
      (Dr. John C. Malone)         Director

      /s/ Cheryl D. Mills                                      December 7, 2000
---------------------------------
        (Cheryl D. Mills)          Director

      /s/ Leonard S. Coleman                                   December 7, 2000
---------------------------------
      (Leonard S. Coleman)         Director

      /s/ Martin L. Edelman                                    December 7, 2000
---------------------------------
       (Martin L. Edelman)         Director

                                   II-6

      /s/ Sheli Z. Rosenberg                                   December 7, 2000
---------------------------------
      (Sheli Z. Rosenberg)         Director

/s/ The Rt. Hon Brian Mulroney, P.                             December 7, 2000
---------------------------------
  (The Rt. Hon. Brian Mulroney,
          P.C., LL.D.)             Director

      /s/ Robert W. Pittman                                    December 7, 2000
---------------------------------
       (Robert W. Pittman)         Director

      /s/ Robert F. Smith                                      December 7, 2000
---------------------------------
        (Robert F. Smith)          Director

     /s/ Robert E. Nederlander                                 December 7, 2000
---------------------------------
     (Robert E. Nederlander)       Director

                                   II-7

                               EXHIBIT INDEX


    EXHIBIT NO.                       DESCRIPTION
       3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q/A for the period March 31, 2000, dated July 28, 2000).

       3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-Q/A for the Quarterly period ended March 31, 2000 dated July 28, 2000).

       4.1 Form of Certificate for the Company's common stock, par value $.01 per share. (Incorporated by reference to Exhibit 4.1 to the Company's Form S-3 Registration Statement No. 333-45227)

       5.1 Opinion of Eric J. Bock, Esq. regarding the legality of the securities being registered by the Company hereby.*

       10.1 Purchase Agreement dated as of November 16, 2000 by and among Cendant Corporation, Cendant Stock Corporation and Liberty CNDT, Inc.*

       23.1 Consent of Deloitte & Touche LLP related to the financial statements of Cendant Corporation.*

       23.2 Consent of Deloitte & Touche LLP related to the financial statements of Avis Group Holdings, Inc.*

       23.3              Consent of Attorney (see Exhibit 5.1).*

       24.1              Power of Attorney (included on signature page).

 ----------------------
*  Filed herewith.


                                   II-8